Exhibit 99.1

Qualigen Therapeutics Announces Merger Closing

Common stock begins trading today on NASDAQ under the ticker QLGN

Company raises $4 million in a private placement

CARLSBAD, Calif. (May 26, 2020) – Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (Qualigen or the Company) (formerly known as Ritter Pharmaceuticals, Inc. and formerly traded under the symbol RTTR), has completed its previously announced merger transaction with Qualigen, Inc., a company focused on the development of novel therapeutic products for the treatment of cancer and infectious diseases, as well as the worldwide sales of its flagship FastPack® rapid diagnostic platform. The combined company will operate under the name Qualigen Therapeutics, Inc. pursuing the business of Qualigen, Inc., and the Company’s common stock will commence trading on the Nasdaq Capital Market at the open of trading today under the ticker symbol QLGN.

“We are delighted to complete this transaction and extend a warm greeting to the former Ritter Pharmaceuticals shareholders,” commented Michael Poirier, the new Chairman, President and Chief Executive Officer of the Company. “We look forward to developing Qualigen’s novel therapeutics pipeline for the treatment of cancer and infectious diseases, and expanding the reach and applications of our core FastPack diagnostic platform. The merger and concurrent financing provide Qualigen with enhanced resources and flexibility to pursue our corporate strategy and advance our programs.”

In connection with the reverse merger transaction, a majority of the Company’s board of directors now consists of persons who had been directors of Qualigen, Inc., and all of the Company’s officers now consist of persons who had been officers of Qualigen, Inc.

Immediately prior to and in connection with the merger, Qualigen, Inc. completed a private placement of preferred stock to an institutional investor resulting in gross proceeds of approximately $4 million. In return, Qualigen, Inc. issued convertible preferred shares and warrants, which were exchanged in the merger for equivalent convertible preferred shares and warrants of the Company. These preferred shares and warrants contain a restriction from the holder owning more than 9.9% of the voting power of the Company, as well as anti-dilution and other customary investor protection provisions.

The Company issued common shares in the merger in exchange for all of Qualigen, Inc.’s common shares (including Qualigen, Inc. common shares into which all of Qualigen, Inc.’s outstanding preferred shares, excluding the preferred shares issued in the private placement, and almost all outstanding convertible notes had been converted immediately before the merger). A majority of the new Company common shares issued in the merger are subject to a six-month lockup agreement.

As a result of the merger and after taking into account the previously announced 1-for-25 reverse split of Ritter Pharmaceuticals common shares that became effective at the close of trading on May 22, 2020, the Company currently has a total of approximately 12.53 million shares of common stock outstanding, approximately 7.25 million additional shares of common stock potentially issuable upon the conversion of preferred stock and approximately 3.22 million outstanding common stock options and warrants. All legacy holders of Ritter Pharmaceuticals common shares remain stockholders of the Company, subject to the effect of the 1-for-25 reverse split of Ritter Pharmaceuticals common shares that became effective at the close of trading on May 22, 2020.

A Current Report on Form 8-K regarding the merger transaction and the financing will be filed with the Securities and Exchange Commission.

Qualigen Business Overview

Qualigen is a biotechnology company focused on developing novel products for the treatment and testing of cancer and infectious diseases. Its current commercial product is the FastPack rapid diagnostic testing system. This “Laboratory in a Pouch” is installed in physician offices, clinics and small hospitals around the world, and quickly detects diseases and medical conditions at the point-of-care. Since its inception almost 20 years ago, FastPack has generated more than $100 million in commercial sales. Qualigen’s worldwide distributor for FastPack is Sekisui Diagnostics, a subsidiary of a multibillion-dollar Japanese chemical and technology company. Sekisui owns approximately 15.8% of Qualigen’s outstanding common shares.

Qualigen’s therapeutic product pipeline includes pharmaceuticals being developed in collaboration with the University of Louisville and other partners, and an early stage proprietary blood cleansing system:

●	AS1411 and Gold Nanoparticle ALAN (AS1411-GNP): drug candidates that use a specialized segment of DNA, aptamers, to target and destroy tumor cells, enhance radiation therapy and aid in tumor scanning. Developed and previously placed into clinical trials for cancer therapeutics, the base AS1411 aptamer drug is now also being researched for halting replication of viral-based infectious diseases in humans. ALAN is expected to begin Phase I clinical trials for cancer in 2021.
●	RAS-F3: a small-molecule RAS oncogene protein-protein inhibitor that blocks RAS mutations directly, thereby inhibiting tumor formation. A RAS gene isoform (KRAS, HRAS or NRAS) is present in about one-fourth of all cancers, including pancreatic, colon and lung. Qualigen entered into a Sponsored Research Agreement with the University of Louisville for development of several small-molecule RAS Inhibitor drug candidates.
●	STARS™ blood cleansing system: using DNA aptamers and core, commercialized FastPack particle coating technology, STARS is being developed to remove tumor-produced compounds and viruses from a patient’s blood. Proof-of-concept has been established with in vitro testing.

Qualigen has 34 issued and pending patents worldwide to protect its technology, and has licensed rights to a further 10 patents. The Company also has 23 issued and pending patents worldwide held jointly with a third party. The Company’s new management team from Qualigen, Inc. has a proven track record of securing U.S. Food and Drug Administration (FDA) approvals and commercializing innovative technologies.

As previously disclosed, the Company does not intend to carry on Ritter Pharmaceuticals’ legacy business of developing therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Holders of Company common stock as of immediately before the time the reverse stock split and merger were consummated will be entitled to receive a distribution of nontransferable contingent value rights (CVRs) from the Company. The CVRs will provide their holders with potential cash payment rights in the event of certain monetizations (if any and if ever) within a certain time period of this Ritter intellectual property.

Advisors

Ritter Pharmaceuticals’ financial advisor for the merger transaction was A.G.P./Alliance Global Partners. Reed Smith LLP served as legal counsel to Ritter Pharmaceuticals for the merger transaction and Stradling Yocca Carlson & Rauth served as legal counsel to Qualigen, Inc. for the merger transaction.

Conference Call

Qualigen’s management intends to hold a public business update conference call during the third quarter of 2020 to present an overview of the company and answer questions. Details of the call including instructions on how to participate will be announced prior to the date of the call.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a biotechnology company focused on developing novel therapeutics for the treatment of cancer and infectious diseases, as well as maintaining and expanding its core FDA-approved FastPack® System, which has been used successfully in diagnostics for almost 20 years. The Company’s cancer therapeutics pipeline includes ALAN (AS1411-GNP), RAS-F3 and STARS™. ALAN (AS1411-GNP) is a DNA coated gold nanoparticle cancer drug candidate that has the potential to target various types of cancer with minimal side effects. The foundational aptamer of ALAN, AS1411, is also being studied for use in treating viral-based infectious diseases. RAS-F3 is a small molecule RAS oncogene protein-protein inhibitor for blocking RAS mutations that lead to tumor formation, especially in pancreatic, colorectal and lung cancers. STARS is a DNA/RNA-based treatment device for removal from circulating blood of precisely targeted tumor-produced and viral compounds. Qualigen’s facility in Carlsbad, California is FDA and ISO Certified and its FastPack® product line is sold worldwide by its commercial partner Sekisui Diagnostics, LLC. For more information, please visit https://www.qualigeninc.com/.

Forward-Looking Statements

This news release contains forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to potential future development, testing and launch of products and product candidates, and the benefits of having a public-company platform. Actual events or results may differ from our expectations. For example, there can be no assurance that we will successfully develop any drugs or therapeutic devices; that preclinical or clinical development will be successful; that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs or therapeutic devices will receive required regulatory approvals or that they will be commercially successful; that we will be able to procure or earn sufficient working capital to complete the development, testing and launch of our prospective therapeutic products; or that we will be able to maintain or expand market demand and/or market share for our diagnostic products. Our stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business (including events beyond the Company’s control, such as epidemics and resulting changes) can be found in the Company’s prior filings with the Securities and Exchange Commission, available at www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

LHA Investor Relations

Yvonne Briggs

ybriggs@lhai.com

or

Bruce Voss

bvoss@lhai.com

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